SCHEDULE 14A INFORMATION STATEMENT
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
YOUBET.COM, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     ☑ No fee required
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100
Dear Fellow Stockholder:
      You are cordially invited to attend Youbet.com’s Annual Meeting of Stockholders to be held on June 15, 2006, beginning at Noon, Pacific Time, at our executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367.
      You are being asked to elect eight directors to hold office for a term of one year or until their successors are duly elected and qualified and to amend the Youbet.com, Inc. Equity Incentive Plan. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote FOR all of the proposed nominees for election to our Board and FOR the approval of the amendment to the Youbet.com, Inc. Equity Incentive Plan.
      Your Board of Directors appreciates and encourages stockholder participation in Youbet.com’s affairs. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and mail the enclosed proxy card in the envelope provided or vote via telephone or the Internet at your earliest convenience so that your vote will be counted at the meeting.
      Thank you for your cooperation.

Very truly yours,

Charles F. Champion
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2006
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
INFORMATION ABOUT THE BOARD OF DIRECTORS, BOARD COMMITTEES AND DIRECTOR COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSALS TO BE VOTED UPON
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF AN AMENDMENT TO THE YOUBET.COM, INC. EQUITY INCENTIVE PLAN
STOCKHOLDER PROPOSALS
FORWARD-LOOKING STATEMENTS

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100
NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS
       The 2006 Annual Meeting of Stockholders of Youbet.com, Inc. will be held on June 15, 2006, beginning at Noon, Pacific Time, at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367, for the following purposes:

1. To elect a Board of Directors of eight members to hold office for a term of one (1) year or until their successors are duly elected and qualified;

2. To approve an amendment to the Youbet.com, Inc. Equity Incentive Plan to increase the number of shares available for issuance under the Equity Incentive Plan; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
      Stockholders of record at the close of business on May 1, 2006, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A complete list of these stockholders will be available at least ten days prior to the Annual Meeting at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367.
      Stockholders are requested to complete, sign, date and mail the enclosed proxy card in the envelope provided. No postage is required if the proxy card is mailed in the United States. Alternatively, stockholders may vote via telephone or the Internet.

By Order of the Board of Directors,

Scott Solomon
Corporate Secretary
Woodland Hills, California
May 12, 2006

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2006

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
      The Annual Meeting of Stockholders of Youbet.com, Inc. will be held on June 15, 2006, beginning at Noon, Pacific Time, at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367. At the Annual Meeting, stockholders will be asked to (i) elect eight directors of Youbet to hold office for a term of one (1) year or until their successors are duly elected and qualified, (ii) approve an amendment to the Youbet.com, Inc. Equity Incentive Plan to increase the number of shares available for issuance under the Equity Incentive Plan, and (iii) transact such other business as may properly come before the meeting. This proxy statement, together with the accompanying notice and enclosed proxy card, are first being sent to stockholders on or about May 12, 2006.
Who is entitled to attend and vote at the Annual Meeting?
      Stockholders of record at the close of business on May 1, 2006 are entitled to attend and vote at the meeting. Each share of common stock is entitled to one vote. The proxy card provided with this proxy statement indicates the number of shares of our common stock that you own and are entitled to vote.
What constitutes a quorum at this Annual Meeting?
      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date of May 1, 2006, will constitute a quorum for purposes of this meeting. As of the record date, 35,798,200 shares of common stock were issued and outstanding. Proxies received but marked “withhold” or “abstain” and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting. A “broker non-vote” occurs when a broker holding shares of common stock as nominee for the beneficial owner signs and returns a proxy card to us but does not vote on a particular proposal because the broker has not received instructions on how to vote from the beneficial owner of our common stock and the broker does not have discretionary voting power from the beneficial owner with respect to that proposal. Please note that your bank or broker cannot vote on your behalf on “non-routine” proposals, such as the approval of the amendment to Youbet’s Equity Incentive Plan, without your instructions.
How do I vote by proxy?
      Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States. Alternatively, you may vote via telephone or the Internet.
      If you properly fill in your proxy card and we receive it in time to vote at the meeting or if you vote via telephone or the Internet, your “proxy” (one of the individuals named on your proxy card) will vote your shares on your behalf as you have directed on your proxy card. If you sign the proxy card but do not make specific choices for the voting of your shares, then your proxy will vote your shares of common stock as recommended by the Board, that is, FOR the election of all eight nominees for director and FOR the approval of the amendment to the Equity Incentive Plan.
      If any other matter is presented, your proxy will vote your shares in accordance with your proxy’s best judgment. At present, the Board knows of no other business that is intended to be acted on at the meeting.
Can I vote by telephone or on-line?
      Yes. Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears in the shaded area at the top of the proxy card. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m., New York City Time, on June 14, 2006.
      If you own your shares in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your shares are held by a bank, broker or other nominee, you can also vote via the Internet or by telephone. The instructions to vote via the Internet or by telephone will be provided on the voting form supplied by your bank or broker. You may need to contact your bank or broker to vote.
How do I vote if my shares are held by my broker?
      If your shares of common stock are held by your broker in “street name”, you should instruct your broker concerning how to vote your shares in the manner provided by your broker.
Can I change my vote after I return my proxy card?
      Yes. You may change your vote at any time before the proxy is exercised at the meeting. To change your vote, you may:

1. File with Youbet’s Secretary a written notice “revoking” your earlier vote;

2. Submit a properly completed and signed proxy card with a later date; or

3. Appear in person at the meeting, declare your prior proxy to be revoked and then vote in person at the meeting (although merely attending the meeting will not revoke your proxy).
You may need to contact your bank or broker to vote.
How do I vote in person?
      If you plan to attend the meeting and vote in person, we will give you a ballot or a new proxy card when you arrive at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must contact such entity with respect to the procedure for you to vote in person.
What vote is required to approve each proposal?
      Directors are elected by a “plurality”. That is, the eight nominees for director who receive the most votes from those shares present or presented at the meeting will be elected. Unless otherwise instructed on your signed proxy, your shares will be voted FOR the election of all eight directors. If you do not vote for a particular nominee, or if your broker does not vote your shares of common stock held in street name, or if you withhold authority for one or all nominees, your vote will not count either “for” or “against” the nominee, although it will be counted for purposes of determining whether there is a quorum present at the meeting.

      An affirmative vote of a majority of the total votes cast on the proposal to amend the Equity Incentive Plan is required for the approval of the amendment to the Equity Incentive Plan. Unless otherwise instructed on your signed proxy, your shares will be voted FOR the approval of the amendment to the Equity Incentive Plan. If your broker does not vote your shares of common stock held in street name, your vote will not count either “for” or “against” this proposal. Abstentions will also have no effect on the outcome of the vote for this proposal. However, both abstentions and broker non-votes will count toward the presence of a quorum.
      Generally, the affirmative vote of a majority of the outstanding shares of common stock present or represented at the meeting and which are entitled to vote on the matter is required for any other matters which may properly come before the meeting. At present, the Board knows of no other matters to be presented for stockholder action at the meeting.
Are there any dissenters’ rights of appraisal?
      The Board is not proposing any action for which the laws of the State of Delaware, the Certificate of Incorporation or the Bylaws of Youbet provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares of common stock.
How are proxies being solicited?
      Proxies will be solicited on our behalf principally by mail, but additional solicitations may be made by telephone or other media by our officers, employees or agents. We may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by us.
Where are Youbet’s principal executive offices?
      Youbet’s principal executive offices are located at 5901 De Soto Avenue, Woodland Hills, California 91367.
How can I obtain additional information about Youbet?
      A copy of Youbet’s annual report for the year ended December 31, 2005 accompanies this proxy statement. Upon written request of any Youbet stockholder, Youbet will furnish such stockholder without charge a copy of its annual report on Form 10-K (without exhibits) for the year ended December 31, 2005. Please address all such requests to Youbet.com, Inc., 5901 De Soto Avenue, Woodland Hills, California 91367, Attention: Secretary.
      Youbet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), which requires that Youbet file reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including Youbet, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. In addition, Youbet’s Exchange Act filings, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices in New York City and Chicago. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, upon payment of the SEC’s customary fees. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.

INFORMATION ABOUT THE COMPANY’S STOCK OWNERSHIP
Which stockholders own at least five percent of Youbet’s common stock?
      As of March 31, 2006, there were 35,760,543 shares of common stock outstanding. The table below lists individuals and entities who are known to beneficially own more than 5% of Youbet’s common stock.

	Amount of Shares		Percent of Shares
Name and Address of Beneficial Owner(1)	Beneficially Owned		Outstanding(2)

JPMorgan Chase & Co.	2,337,190	(3)	6.5%
270 Park Avenue New York, New York 10017
UT Group LLC	2,181,818	(4)	6.1%
c/o Kinderhook Industries, LLC 888 Seventh Avenue 16th Floor New York, New York 10106
Ardsley Advisory Partners	1,922,000	(5)	5.4%
262 Harbor Drive, 4th Floor Stamford, Connecticut 06902

(1)	Beneficial ownership is determined in accordance with rules of the SEC and generally includes all voting or investment power with respect to securities. Except as noted, and subject to community property laws, the persons named in the table above have sole voting power of their Youbet common stock.

(2)	Percent of Shares Outstanding was calculated using the 35,760,543 shares of Youbet common stock outstanding on March 31, 2006.

(3)	The information contained in this table with respect to JP Morgan Chase & Co. is based solely on a filing on Schedule 13G/A reporting beneficial ownership to the SEC as of December 31, 2005.

(4)	On February 10, 2006, Youbet issued 2,181,818 shares of common stock to UT Group LLC in connection with Youbet’s acquisition of United Tote Company from UT Group. The information contained in this table with respect to UT Group is based on a filing on Schedule 13G.

(5)	The information contained in this table with respect to Ardsley Partners is based solely on a filing on Schedule 13G/A reporting beneficial ownership to the SEC as of December 31, 2005.

How much common stock is owned by Youbet’s officers, directors and nominees for director?
      The following table sets forth, as of March 31, 2006, the amount of our common stock beneficially owned by:

•	Directors and nominees;

•	The officers named in the Executive Officer Compensation table; and

•	All directors and executive officers as a group.
Stock Ownership of Officers, Directors and Nominees as of March 31, 2006

	Amount and Nature of		Percent of Shares
Name of Beneficial Owner(1)	Beneficial Ownership		Outstanding(2)

Charles F. Champion	1,742,500	(3)	4.7%
David M. Marshall	1,572,787	(4)	4.4%
Gary W. Sproule	600,000	(5)	1.7%
Charles R. Bearchell	27,500	(6)	*
Gary Adelson	88,750	(7)	*
Joseph F. Barletta	89,583	(8)	*
James Edgar	158,750	(9)	*
F. Jack Liebau	13,750	(10)	*
Robert E. Brierley	27,250	(11)	*
R. Douglas Donn	13,750	(12)	*
Steven C. Good	—		*
All directors, nominees and executive officers as a group — 10 persons	4,307,120		11.2%

*	Less than one percent

(1)	Beneficial ownership is determined according to the rules of the SEC and generally includes all voting or investment power with respect to securities. Except as noted, and subject to community property laws, the persons named in the table above have sole voting power of their common stock.

(2)	Percent of Shares Outstanding was calculated using the 35,760,543 shares of Youbet common stock outstanding on March 31, 2005.

(3)	Consists of 1,700,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 42,500 shares of common stock owned.

(4)	Consists of 126,287 shares of common stock owned by Mr. Marshall directly and 1,446,500 shares of common stock owned by the David Marshall, Inc. Profit Sharing Trust. Excludes shares of common stock and shares underlying exercisable warrants owned by Sid Marshall and the Memorial Gift Trust for which Sid Marshall, David’s father, serves as Trustee.

(5)	Consists of 600,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(6)	Mr. Bearchell resigned as Youbet’s Chief Financial Officer as of July 31, 2005. Consists of 27,500 shares of common stock owned.

(7)	Consists of 88,750 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(8)	Consists of 44,583 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 45,000 shares of commons stock owned.

(9)	Consists of 138,750 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 20,000 shares of common stock owned.

(10)	Consists of 13,750 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(11)	Consists of 25,250 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 2,000 shares of common stock owned. Mr. Brierley has informed the Board of Directors that he will not be standing for re-election to the Board at the Annual Meeting.

(12)	Consists of 13,750 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.
Do any of the directors or executive officers have an interest in the matters to be acted upon?
      Charles F. Champion, Gary Adelson, Joseph F. Barletta, R. Douglas Donn, James Edgar, F. Jack Liebau and David M. Marshall, have been nominated for re-election as directors, and each, therefore, has a direct interest in the outcome of Proposal No. 1. Each director nominee other than Mr. Champion and Mr. Marshall is entitled to receive an annual grant of stock options for service on the Board, as described under “Director Compensation” on page 15, and each non-employee director nominee, therefore, has an interest in the outcome of Proposal No. 2.
Did directors, executive officers and greater than ten percent stockholders comply with Section 16(a)’s beneficial ownership reporting requirements in fiscal year 2005?
      Section 16(a) of Exchange Act requires Youbet’s officers, directors and persons who own more than ten percent of a registered class of Youbet’s equity securities to file reports of ownership and changes in ownership of common stock (Forms 3, 4 and 5) with the SEC. Officers, directors and greater-than-ten percent holders are required to furnish Youbet with copies of all such forms which they may have filed.
      Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to Youbet with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers and directors required to file the same during the fiscal year ended December 31, 2005, except that each of Mr. Adelson, Mr. Brierley, Mr. Donn, Governor Edgar and Mr. Liebau filed one Form 4 reporting one transaction, and Mr. Barletta filed one Form 4 reporting four transactions, late.
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers
      The following table sets forth certain information regarding the executive officers and current directors of Youbet:

Name	Age	Position

Charles F. Champion	52	Chairman of the Board, Chief Executive Officer and President
Gary W. Sproule	55	Chief Financial Officer
David M. Marshall	43	Vice Chairman of the Board
Gary Adelson	53	Director
Joseph F. Barletta	69	Director
James Edgar	59	Director
Robert E. Brierley	54	Director
R. Douglas Donn	58	Director
F. Jack Liebau	67	Director

Biographies of Executive Officers and Directors
      CHARLES F. CHAMPION joined Youbet in March 2002 as President and Chief Operating Officer and was promoted to Chief Executive Officer in September 2002. He was elected to the additional position of Chairman of the Board of Youbet in August 2003. He has also served as a Director since March 2002. In August 2005, Mr. Champion also assumed the responsibilities of Chief Operating Officer. From July 2001 through March 2002, Mr. Champion served as a consultant to various firms. From January 1999 to June 2001, Mr. Champion was President and Publisher of Access Magazine. From 1995 through 1999, Mr. Champion served as Senior Vice President of Circulation and Marketing for Philadelphia Newspapers, Inc., a Knight Ridder Company, which includes the Philadelphia Inquirer and Daily News. From October 1990 to June 1995, Mr. Champion held various executive positions including Executive Vice- President of Sun-Times Company in Chicago and served as the President of the Chicago Sun-Times Charity Trust. Mr. Champion held a number of management and executive positions from 1973 to 1990 with both the Daily News of Los Angeles and Freedom Newspapers, the publisher of the Orange County Register.
      GARY W. SPROULE joined Youbet.com as Chief Financial Officer in May 2002 and was named Chief Operating Officer in May 2004. In August 2005, Mr. Sproule was reappointed to the position of Chief Financial Officer. Prior to joining Youbet, Mr. Sproule served as Chief Financial Officer at Disney Interactive where he had worldwide finance responsibilities, including strategic planning, controllership, operations, administration, and information technology. Prior to Disney Interactive, Mr. Sproule served as Chief Financial Officer of WhatsHotNow.com, from 2000 to 2001, and prior to that, Chief Financial Officer of Magnet Interactive Communications, from 1997 to 2000. Mr. Sproule spent 25 years at UNOCAL, from 1972 through 1997, where he last held the position of Chief Operating Officer for the 76 Products Marketing Division.
      DAVID M. MARSHALL has served as a Director since March 2002, when he rejoined Youbet as Chairman of the Board and Chief Executive Officer. In April 2002, Mr. Marshall became Vice Chairman of the Board of Directors. In September 2002, Mr. Marshall relinquished his executive role when Charles Champion was promoted to Chief Executive Officer. From 1987 to 1999, Mr. Marshall served as a senior executive and director of Youbet. From 1989 to 1998, he held the title of Chairman of the Board and CEO. Mr. Marshall was also the co-founder of MiddleWare Telecom Corporation and PC-Totes, Inc., both of which merged to become Youbet. In 1987, PC-Totes developed the world’s first fault-tolerant, PC-based computer totalisator system that is now used to operate wagering at horse and dog racing tracks in the Pacific Rim.
      GARY ADELSON has served as a Director since April 2002. Mr. Adelson is a Managing Director with Houlihan Lokey Howard & Zukin, where he co-heads the firm’s Media, Sports & Entertainment Group. Before joining Houlihan Lokey in June 2003, Mr. Adelson was a principal and cofounder of Media Connect Partners, a provider of financial and operating advisory services to media, entertainment, sports and communications companies, and prior to that, he was the Managing Partner of EastWest Venture Group. In 1993, Mr. Adelson founded Interactive Cable Systems, a private cable and telephony company that was acquired by MCI. Mr. Adelson began his career as producer of the long-running television series Eight is Enough. He went on to produce many other successful television series, television films, mini-series and feature films, including The Last Starfighter, a revolutionary film first utilizing reality-based CGI, Hook, Universal Soldier, It Could Happen to You and the Emmy-winning Sybil. He is a member of the Academy of Television Arts and Sciences, Academy of Motion Picture Arts and Sciences, the American Film Institute and the Directors Guild of America. Mr. Adelson also serves as a director of Small World Kids, Inc., a manufacturer and distributor of high-quality specialty toys and educational products for children.
      JOSEPH F. BARLETTA has served as a Director since December 2002. Mr. Barletta is a private attorney and business consultant with an extensive media and legal background. He is currently a director of several companies including Armanino Foods of Distinction and has served on the boards of more than 20 commercial as well as not-for-profit companies. He has served as either the Chief Executive or Chief Operating Officer of the New York Daily News, San Francisco Newspaper Agency (San Francisco Chronicle and San Francisco Examiner), TV Guide Magazine, Thomson Newspapers, Freedom Communications and Murdoch Magazines. He also was an executive with The Wall Street Journal and the Chicago Tribune. After first practicing law with his father in Pennsylvania, he was a New York City partner in the firm of Seyfarth, Shaw, Fairweather & Geraldson and later was of counsel in that firm’s San Francisco office. He has also served as a Public Utilities Commissioner for the City and County of San Francisco.
      JAMES EDGAR has served as a Director since June 2002. Governor Edgar’s career in government spans 30 years. He served in the Illinois executive branch for 20 years, including two four-year terms as Illinois’s 38th Governor and 10 years prior to that as Secretary of State. He worked in the legislative branch of government for 10 years, which included his election to the Illinois House of Representatives. As Governor, he crafted legislation that allowed horse racing to remain competitive with the rapidly growing riverboat casino industry. He also created laws to improve housing conditions for workers and their families at Illinois tracks. Since leaving the Governor’s Office in January 1999, Governor Edgar and members of his family have engaged in raising and racing thoroughbreds and standardbreds. Governor Edgar is currently a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs and serves as senior advisor at KemperLesnik Public Affairs, a division of Chicago-based KemperLesnik Communications. Governor Edgar is also a director of Alberto-Culver Company, Horizon Group Properties, Inc., Kemper Insurance Companies, Scudder Mutual Funds, Inc. and John B. Sanfilippo & Son, Inc. and serves on a variety of not-for-profit boards of directors.
      R. DOUGLAS DONN has served as a director since June 2005. Mr. Donn retired in 2004 as Chairman of Gulfstream Park Racing Association, where he served as President and Chief Executive Officer from 1978 until 2000. Currently, Mr. Donn is the Chairman of the Community Bank of Broward and serves on the Board of Trustees of Nova Southeastern University. Mr. Donn was a founding director of the National Thoroughbred Racing Association. Mr. Donn has served as President of both the Hallandale, Florida and the Hollywood, Florida Chamber of Commerce, as the Vice Chair of the Broward Economic Development Board and as member of the board for a number of other civic and charitable organizations.
      F. JACK LIEBAU has served as a director since June 2005. Mr. Liebau has served as the President of Bay Meadows Racing Association since July 2004 and the President of Hollywood Park Racing Association and Hollywood Park Fall Racing Association since September 2005. Prior to joining Bay Meadows, Mr. Liebau was the President of the California Operations of Magna Entertainment Corporation where he served as President of Santa Anita Racecourse, Golden Gate Fields Racecourse and Bay Meadows Racecourse. Mr. Liebau also served on Magna’s Board of Directors from 2001 to 2004. Prior to joining Magna, Mr. Liebau was the President of Bay Meadows Operating Company. From 1998 to 2004, Mr. Liebau served as the President of the Federation of California Racing Associations and as a director of CHRIMS — California Horse Racing Information Management Systems. Mr. Liebau is a member of the Jockey Club, the co-owner of Valley Creek Farm, a thoroughbred breeding farm, and has co-owned a number of graded stakes winners.
Nominee to the Board of Directors
      The new nominee for election to the Board is:

Name	Age

Steven C. Good	64
      Set forth below is a description of Mr. Good’s background and his principal occupation for at least the past five years.
      STEVEN C. GOOD is a senior partner in the certified public accounting firm of Good, Swartz, Brown & Berns. Mr. Good founded Block, Good and Gagerman in 1976, and the firm has evolved through the years to its current form. Mr. Good is actively involved in business consulting and advisory services for a sizeable and varied client base. Mr. Good also has extensive experience in acquisitions, merger transactions and business valuations. Mr. Good founded CU Bancorp and served as its Chairman from 1982 through 1992. Mr. Good currently serves on the board of directors of OSI Systems, Inc., Big Dog Holdings, Inc., California Pizza Kitchen, Inc., Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc. Mr. Good is also very active in numerous charitable organizations and is an active member of the American

Institute of Certified Public Accountants, the National Association of Accountants, the California Society of Certified Public Accountants and the Nevada State Board of Accountancy.
      No director, director nominee, officer or affiliate of Youbet, any owner of record or beneficially of more than five percent of any class of voting securities of Youbet has, during the last five years (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.
INFORMATION ABOUT THE BOARD OF DIRECTORS, BOARD COMMITTEES
AND DIRECTOR COMPENSATION
The Board of Directors
      The Board of Directors oversees the business affairs of Youbet and monitors the performance of management.
      Robert E. Brierley is not standing for re-election to the Board. The other members of the Board wish to express their appreciation to Mr. Brierley for his contribution to the Board and the Board committees on which he served. Mr. Brierley had no disagreement with management or with another member of the Board with respect to Youbet’s operations, policies or practices that arose or was otherwise related to his not standing for re-election.
      Currently, there are eight seats on the Board.
      The Board has affirmatively determined that Governor Edgar and Messrs. Adelson, Barletta, Donn and Liebau are independent as defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the NASD). The Board also has determined that, if elected, Mr. Good is independent under NASD Rule 4200(a)(15). In reviewing the independence of the current Board members, the Board considered the consulting arrangement between Youbet and Governor Edgar, and noting, among other factors, that the value of stock options vesting in each fiscal year pursuant to the terms of Governor Edgar’s consulting agreement is less than $60,000 each year, the Board determined that there are no relationships that would interfere with Governor Edgar’s independent judgment in carrying out his responsibilities as a director. For a summary of the material terms of Governor Edgar’s consulting agreement, see “Certain Relationships and Related Transactions.”
      During 2005, each of our directors attended at least 75% of the total number of meetings of the Board and meetings of the Committees on which such director served.
      Members of the Board discussed various business matters informally on numerous occasions throughout the year 2005. During the fiscal year ended December 31, 2005, the Board met six times.
      Each director is expected to attend and participate in, either in person or by means of telephonic or video conference, all scheduled meetings of the Board of Directors, including the annual meeting, and all meetings of the committees of the Board of Directors on which such director serves. Youbet’s last annual meeting of stockholders was held on June 2, 2005, and all members of the Board attended that meeting.
Communications to the Board of Directors
      Individuals, including stockholders, can send communications directly to the Board of Directors by writing to: Youbet.com, Inc., Secretary (Attn: Board of Directors), 5901 De Soto Avenue, Woodland Hills, California 91367. Communications intended for Youbet’s non-employee directors should be addressed to Youbet.com, Inc., Secretary (Attn: Board Non-Employee Directors), 5901 De Soto Avenue, Woodland Hills, California 91367. Depending on the subject matter of the communication, it may be forwarded to the director(s) to whom it is addressed, handled directly by management, or not forwarded if it is primarily commercial in nature, if it relates to an improper or irrelevant topic or if it requires investigation to verify its content. Communications related to accounting matters will be delivered to Youbet’s internal audit department and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.
Code of Conduct
      Youbet has a code of business conduct and ethics, referred to as the Youbet.com Code of Conduct, which covers all directors, officers and employees. A copy of the Code of Conduct is available on Youbet’s website at http://www.youbet.com/aboutyoubet/investors/code of conduct, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367. Any amendments to the Youbet.com Code of Conduct, as well as any waivers that are required to be disclosed under the rules of the SEC or the NASD, will be disclosed on a Current Report on Form 8-K filed with the SEC and posted on Youbet’s website.
Committees of the Board Of Directors

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee is responsible for the search, identification, review and selection of qualified individuals to serve on the Board, and for the development and recommendation to the Board of a set of corporate governance principles applicable to Youbet. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which may be found on our website at http://www.youbet.com/aboutyoubet/investors/boardliterature or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.
      Governor Edgar (Chairman) and Messrs. Adelson, Barletta and Brierley are the current members of the Nominating and Corporate Governance Committee. Each of the members of the Nominating and Corporate Governance Committee is independent as defined by NASD Rule 4200(a)(15).
      During the fiscal year ended December 31, 2005, the Nominating and Corporate Governance Committee met once.

Stockholder Nominations
      The Nominating and Corporate Governance Committee will accept nominations from stockholders. A stockholder who wishes to nominate a director should send a notice with the stockholder’s nomination and the information set forth below to the Secretary of Youbet. According to Youbet’s Bylaws, the nomination must be received at the principal executive offices of Youbet not less than 50 days nor more than 90 days prior to the date of Youbet’s annual meeting, unless Youbet gives less than 60 days notice to stockholders of the date of the annual meeting, in which case the nomination must be received not later than the 10th day following the date of Youbet’s notice announcing the date of the annual meeting. Accordingly, for this Annual Meeting, stockholder nominations would need to be received by the Secretary of Youbet on or before April 26, 2006. A stockholder’s notice to Youbet concerning nominations for director is required to set forth:

•	as to each proposed nominee for election as a director, the name, age, business address and, if known, the residence address of each proposed nominee, the principal occupation or employment of each nominee and the number of shares of our common stock beneficially owned by each nominee; and

•	as to the stockholder giving notice, the stockholder’s name and address as they appear on Youbet’s books and the class and number of shares of common stock that are beneficially owned by such stockholder.
      To date, no stockholder or group of stockholders owning more than 5% of Youbet’s common stock for at least one year has put forth any director nominees. As discussed above, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning director nominees by stockholders. Stockholders wishing to nominate a director should follow Youbet’s nominating process summarized above and more fully described in Youbet’s Bylaws. All potential director candidates, regardless of source, are reviewed under the same process.

Minimum Criteria for Board Members
      The Nominating and Corporate Governance Committee will identify individuals qualified to become Board members and recommend candidates to fill new or vacant positions. In recommending such candidates, the Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors may include, but are not limited to, judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee will also review the qualifications of director nominations submitted to Youbet by stockholders and will make recommendations to the full Board about these nominees as the Committee deems appropriate. All potential director candidates, regardless of source, are reviewed under the same process.

Process for Identifying Nominees
      The Nominating and Corporate Governance Committee assesses the appropriate size of the Board from time to time and whether any vacancies on the Board are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other industry sources. In evaluating the candidate, the Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Candidates are evaluated at regular or special meetings of the Committee or through other less formal meetings, and may be considered at any time during the year. In evaluating such candidates, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
      There is one nominee for election to the Board this year who has not previously served as a director of Youbet. Mr. Good was recommended to the Committee by Charles Champion. After evaluating Mr. Good in accordance with the guidelines and procedures described above, the Committee unanimously recommended Mr. Good as a director candidate.
Compensation Committee
      The Compensation Committee was formed in April 2002. The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers, to make recommendations as to stock options, bonuses and salaries and to perform all other duties as the Board may from time to time designate. Messrs. Barletta (Chairman) and Donn are the current members of the Compensation Committee. During the fiscal year ended December 31, 2005, the Compensation Committee met once. The Compensation Committee operates pursuant to a written charter, a copy of which may be found on our website at http://www.youbet.com/aboutyoubet/investors/boardliterature or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.

Audit Committee
      The duties and responsibilities of the Audit Committee are to recommend the selection of the independent public accountants for Youbet to the Board, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with Youbet’s Chief Financial Officer and independent auditors Youbet’s financial statements and corporate accounting practices and policies and financial controls and to perform all other duties as the Board may from time to time designate. During the fiscal year ended December 31, 2005, the Audit Committee met five times.
      Messrs. Brierley (Chairman), Barletta and Liebau are the current members of the Audit Committee. No current member of the Audit Committee has received any consulting fees, advances or compensatory fees from Youbet or its subsidiaries, and no member of the Audit Committee is an affiliate of Youbet or its subsidiaries.
      The Board determined that Messrs. Barletta, Brierley and Liebau are independent under the applicable rules of the SEC and the NASD such that they may sit on the Audit Committee. The Board further determined that Mr. Brierley qualifies as an audit committee financial expert, as defined by SEC rules. The Board has adopted an Audit Committee Charter. A copy of Youbet’s Audit Committee charter may be found on our website at http://www.youbet.com/aboutyoubet/investors/boardliterature or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.
      Due to his commitments to Aircuity, Inc., where Mr. Brierley serves and President and Chief Executive Officer, Mr. Brierley advised the Board of Directors that he will not be standing for re-election to the Board at the Annual Meeting. The Nominating and Corporate Governance Committee has nominated Mr. Good to replace Mr. Brierley on the Board of Directors and, if elected, the Board expects Mr. Good to be the new Chairman of the Audit Committee. Assuming all eight director nominees are elected at the Annual Meeting, the Board expects to appoint Messrs. Good, Barletta and Liebau as the members of the Audit Committee, with Mr. Good acting as Chairman; however, the Board intends to meet and formally appoint the new Audit Committee at a meeting immediately following final certification of the voting results from the Annual Meeting. In considering Mr. Good for the Audit Committee, the Board considered that Mr. Good currently serves on five other audit committees, and the Board determined that such service would not impair Mr. Good’s ability to effectively serve on the Audit Committee. The Board has determined that each of Messrs. Good, Barletta and Liebau is independent under the applicable rules of the SEC and the NASD such that he may sit on the Audit Committee. Mr. Good has not received any consulting fees, advances or compensatory fees from Youbet or its subsidiaries and is not an affiliate of Youbet or its subsidiaries. The Board has further determined that Mr. Good qualifies as an audit committee financial expert, as defined by SEC rules.
Relationship with Independent Auditors
      The Audit Committee, has selected Piercy Bowler Taylor & Kern, Certified Public Accountants and Business Advisors (PBTK), an independent registered public accounting firm, to continue as Youbet’s independent auditors for fiscal year 2006. On August 18, 2004, Youbet dismissed BDO Seidman, LLP as its independent auditor. Youbet’s dismissal of BDO Seidman was made by the Audit Committee and, while not required, was ratified by the entire Board.
      BDO Seidman’s reports on Youbet’s financial statements for each of the years ended December 31, 2003 and December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.
      In connection with the audit as of and for the year ended December 31, 2003 and as of and for the year ended December 31, 2002 and through August 18, 2004, there were no disagreements with BDO Seidman on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO Seidman, would have caused it to make references to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years, except that during the second quarter of 2004, Youbet and BDO Seidman had a disagreement that if not resolved would have caused BDO Seidman to make reference to the matter in their report on the financial statements of Youbet for the year ended December 31, 2004, had it been engaged to issue one. This disagreement involved whether certain consulting fees should have been expensed when they occurred in the second quarter of 2004 or whether such expenses should have been capitalized and amortized over the second and third quarters of 2004. After discussions, management adopted the approach advocated by BDO Seidman, and the financial statements filed as part of Youbet’s Form 10-Q for the quarter ended June 30, 2004 included the consulting expenses at issue as operating expenses.
      During the years ended December 31, 2003 and December 31, 2002, and through August 18, 2004, there were no “reportable events” (as defined by Item 304 (a)(1)(v) of SEC Regulation S-K).
      Youbet’s Audit Committee engaged PBTK, based in Las Vegas, Nevada, to act as it’s independent auditor beginning with the third quarter of the fiscal year ending December 31, 2004, PBTK’s appointment became effective on August 18, 2004. Youbet selected PBTK for their extensive experience and expertise in the gaming industry. Representatives of PBTK are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      During the two most recent fiscal years and the interim period preceding the appointment of PBTK, Youbet did not consult PBTK regarding either (i) the application of the accounting principles to a specified transaction, either completed or proposed (except that Youbet questioned PBTK informally prior to its engagement about the proper accounting for gaming license fees and costs expected to be incurred in Nevada) or the type of audit opinion that might be rendered on Youbet’s financial statements, and neither a written report nor advice was provided to Youbet that PBTK concluded was an important factor considered by Youbet in reaching a decision as to the engagement of PBTK or the accounting of financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
      Youbet authorized and requested BDO Seidman to respond fully to the inquiries of PBTK regarding the matters discussed above.
Audit and Non-Audit Fees
      The following table sets forth fees for professional services rendered by PBTK for the audit of Youbet’s financial statements as of and for the fiscal years ended December 31, 2005 and December 31, 2004 and fees for other services rendered by PBTK during fiscal years 2005 and 2004:

	2005(5)	2004(6)

Audit fees(1)	$285,672	$186,616
Audit-related fees(2)	25,938	41,468
Tax fees(3)	18,224	17,490
All other fees(4)	1,100	0

Total	$330,934	$245,574

(1)	Represents fees for professional services provided in connection with the audit of Youbet’s annual financial statements for the year ended December 31, 2005, the audit of Youbet’s internal control over financial reporting, and the review of Youbet’s quarterly financial statements for that year. In 2005, Youbet also engaged PBTK to audit its financial statements for the year ended December 31, 2003, which year was originally audited by BDO Seidman, LLP. In addition, during 2005, Youbet incurred fees related to the filing of our universal shelf registration statement and the preparation of a prospectus supplement for a proposed public equity offering that was abandoned.

(2)	Represents fees for professional services provided in connection with the audit of Youbet’s 401(k) plan and, in 2004, also includes services in connection with Youbet’s change in auditors.

(3)	Represents fees for services and advice provided in connection with preparation of Youbet’s federal and state (California and Oregon) tax returns.

(4)	During 2005, Youbet incurred fees related to the filing of the 2005 proxy statement.

(5)	During 2005, Youbet engaged BDO Seidman LLP to provide consent services for various filings, which fees are not included in the table above. Total fees billed by BDO Seidman in 2005 were $78,200, of which $22,000 was for providing consent to a Form S-8 registration, $15,000 for providing consent for our universal shelf registration statement, and $40,000 for review of the abandoned public equity offering, and $1,200 for out-of- pocket expenses.

(6)	Certain prior year amounts in the table above have been reclassified to conform to the current year presentation.
      The Audit Committee has determined that the provision of non-audit services by PBTK during fiscal year 2005 was compatible with maintaining PBTK’s independence, and none of such services were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Exchange Act. Generally, the Audit Committee approves in advance audit and non-audit services to be provided by Youbet’s independent auditors. In other cases, in accordance with SEC Rule 2-01(c)(7) of Regulation S-X, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit Committee, provided that the Chairman report such approvals to the Audit Committee and the next regularly scheduled meeting of the Audit Committee.
Audit Committee Report
      The following paragraphs constitute the report of the Audit Committee for the fiscal year ended December 31, 2005. In accordance with the SEC’s rules, this report shall not be deemed to be subject to SEC Regulation 14A or to Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any statements or reports filed by Youbet with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.
      Subsequent to the close of the 2005 fiscal year, the Audit Committee performed the following functions:

•	reviewed and discussed Youbet’s audited financial statements with management;

•	discussed with Youbet’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect;

•	received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, discussed with the independent auditors their independence from management and from Youbet and considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the auditors’ independence;

•	based on the review and discussions above, the Audit Committee has concluded that the independent auditors are independent from Youbet and its management; and

•	based on the reports and discussions above with Youbet’s management and the independent auditors concerning the quality of accounting principles, reasonableness of significant judgments, clarity of disclosures in the financial statements, results of the annual audit and other matters communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Youbet’s annual report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

      In addition, the Audit Committee will continue to perform the following function:

•	review the interim financial statements with Youbet’s management and the independent auditors prior to the filing of Youbet’s quarterly reports and discuss the results of the quarterly reviews and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.
      Submitted on April 28, 2006, by the members of the Audit Committee:

Robert E. Brierley
Joseph Barletta
F. Jack Liebau
Director Compensation
      Directors who are also employees receive no additional compensation for serving on the Board or its committees. Non-employee directors receive:

•	A $14,000 annual retainer;

•	Additional annual retainers of $5,000, $3,500 and $2,000 for the Audit Committee Chairman, Compensation Committee Chairman and other Committee Chairman, respectively;

•	Per diem fees of $1,000 for services and activities performed on behalf of the Board and its committees;

•	An annual grant of stock options ($35,000 converted into a number of options using a Black-Scholes valuation model or 15,000 options, whichever is greater);

•	A cash payment of $1,000 for Board meetings attended in person ($500 for attending via telephone); and

•	A cash payment of $500 for committee meetings attended in person ($250 for attending via telephone).
      All stock option exercise prices are set at the current market price on the day of the grant. The options vest monthly over one year and are exercisable for a period of ten years from the date of grant. Non-employee directors are also reimbursed for travel costs and other out-of-pocket expenses incurred to attend Board and Board committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS
Executive Officer Compensation
      The following table sets forth all compensation paid by Youbet for the years ended December 31, 2005, 2004 and 2003 to the Chief Executive Officer and other current and former executive officers of Youbet.

						Long Term
						Compensation
		Annual Compensation				Awards &
						Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Other		Underlying Options	Compensation

Charles F. Champion	2005	$481,684	$233,200	$50,877	(1)	—	—
Chairman of the Board, Chief	2004	471,443	220,000	101,036		—	—
Executive Officer and President	2003	388,332	175,000	87,995		950,000	—

Gary W. Sproule	2005	$325,000	$130,000	$26,258	(2)	—	—
Chief Financial Officer	2004	309,752	120,000	12,828		300,000	—
	2003	245,192	125,000	10,210		—	—

Charles R. Bearchell	2005	$120,112	$51,654	$21,621	(3)	—	$180,000	(4)
Former Chief Financial Officer	2004	177,308	23,102	10,553		150,000	—
	2003	64,000	2,752	3,600		50,000	—

(1)	In 2005, 2004 and 2003, respectively, consisted of $9,000, $9,000 and $6,000 for automobile allowance, $20,654, $79,487 and $74,992 for duplicative living expenses and $21,223, $12,549 and $7,003 for medical insurance.

(2)	In 2005, 2004 and 2003, respectively, consisted of $9,000, $9,000 and $9,000 for automobile allowance and $17,258, $3,828 and $1,210 for medical insurance.

(3)	In 2005, 2004 and 2003, respectively, consisted of $4,200, $7,200 and $3,600 for automobile allowance and $17,421, $3,353 and $0 for medical insurance.

(4)	Mr. Bearchell resigned as Youbet’s Chief Financial Officer effective as of July 31, 2005 and received $180,000 as a severance payment.
Option Exercises and Fiscal Year-End Values
      As of December 31, 2005, for each of the named executive officers, the following table lists the number of Youbet’s common shares underlying unexercised stock options and the value of unexercised in-the-money stock options.

				Number of Securities		Value of Unexercised In-The-
				Underlying Unexercised		Money Options at
	Shares			Options at 12/31/05(1)		12/31/05(2)
	Acquired on		Value
Name	Exercise		Realized(3)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles F. Champion	—		—	1,700,000	—	$5,533,500	—
Gary W. Sproule	—		—	600,000	—	$1,857,000	—
Charles R. Bearchell	52,500	(4)	$153,300	—	—	$—	$—

(1)	Options shown were granted under the 1998 Stock Option Plan.

(2)	Value of exercisable and unexercisable in-the-money stock options were calculated by taking the difference between the exercise price of each option and the closing market price of $4.73 for the common stock on December 30, 2005 and then multiplying by the number of options.

(3)	Value realized was calculated by taking the difference between the exercise price of each option and the actual purchase price of the shares acquired on exercise and then multiplying by the number of options.

(4)	Mr. Bearchell exercised all vested options within 90 days of his resignation.

Compensation Committee Report on Executive Compensation
      The Compensation Committee has furnished the following report on executive compensation for the 2005 fiscal year.
      The Compensation Committee has the authority to annually review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and set the level of compensation for the Chief Executive Officer based on that evaluation. In addition, the Compensation Committee has the authority to develop guidelines, and review and make recommendations to the Board regarding the compensation and performance of other executive officers. The Compensation Committee also has the sole and exclusive authority to make option grants to all of Youbet’s employees under Youbet’s Equity Incentive Plan.
      The Compensation Committee believes that the compensation programs for Youbet’s executive officers should reflect Youbet’s performance and the value created for Youbet’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of Youbet, reward individual contribution to Youbet’s success, and align the interests of Youbet’s executive officers with the interests of its stockholders. Youbet is engaged in a very competitive industry, and Youbet’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.
      In July 2005, the employment of Youbet’s Chief Financial Officer ended, and he received a severance payment equal to one year of his annual salary. Upon the former Chief Financial Officer’s separation of employment, Gary Sproule was appointed as Youbet’s Chief Financial Officer. As a result, as of December 31, 2005, Youbet had two executive officers: Charles Champion, the Chief Executive Officer, and Gary Sproule, the Chief Financial Officer. The salary for both Mr. Champion and Mr. Sproule is determined by their employment agreements. The principal factors that were taken into account in establishing bonuses for the 2005 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.
Chief Executive Officer Compensation.
      Mr. Champion’s employment agreement was amended twice in 2005. Effective as of August 1, 2005, Mr. Champion and Youbet entered into a first amendment to Mr. Champion’s June 16, 2003 employment agreement pursuant to which Mr. Champion assumed the additional responsibilities of Chief Operating Officer in connection with Mr. Sproule’s assumption of the Chief Financial Officer position. Effective December 31, 2005, Mr. Champion and Youbet entered into a second amendment to Mr. Champion’s June 16, 2003 employment agreement. Pursuant to the second amendment, Youbet agreed to continue to reimburse Mr. Champion for up to $60,000 per year in duplicative living expenses for the period commencing June 17, 2005, and ending upon the earliest to occur of the sale of Mr. Champion’s Pennsylvania residence or June 30, 2006. The Compensation Committee recommended amending Mr. Champion’s employment agreement to extend these payments because the legal and personal matters concerning his Pennsylvania residence were not yet resolved.
      As indicated above, Mr. Champion’s salary of $481,684 for 2005 was set under his employment agreement. Mr. Champion’s bonus was based on Youbet’s achievement of certain pre-established financial and operational goals, including growth in handle, net revenue and EBITDA. Based on Youbet’s performance in relation to these pre-established goals, Mr. Champion was awarded a bonus of $233,200 in 2005. Mr. Champion did not receive any stock option awards in 2005.
Chief Financial Officer Compensation.
      As indicated above, Mr. Sproule’s salary of $325,000 for 2005 was set under his employment agreement. Mr. Sproule’s bonus was based on Youbet’s achievement of certain pre-established financial and operational goals, including growth in handle, net revenue and EBITDA. Based on Youbet’s performance in relation to these pre-established goals, Mr. Sproule was awarded a bonus of $130,000 in 2005. Mr. Sproule did not receive any stock option awards in 2005.
      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to Youbet’s executive officers for the 2005 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to Youbet’s executive officers for the 2006 fiscal year will exceed that limit. As such, the Compensation Committee has determined that it does not need to take any action at this time to limit or restructure the elements of cash compensation payable to Youbet’s executive officers so as not to exceed the $1 million limit in Section 162(m). The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever potentially exceeds the $1 million level.
      The Board did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2005 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align Youbet’s performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.
      Submitted on May 2, 2006, by the members of the Compensation Committee:

Joseph F. Barletta
R. Douglas Donn
Employment and Severance Agreements

Charles F. Champion
      Effective June 16, 2003, Mr. Champion and Youbet entered into a three year employment agreement pursuant to which Mr. Champion serves and President, Chief Executive Officer and Chairman of the Board of Youbet. Effective as of August 1, 2005, Mr. Champion and Youbet entered into the First Amendment to Mr. Champion’s June 16, 2003 employment agreement, and effective December 31, 2005, Mr. Champion and Youbet entered into a Second Amendment to Mr. Champion’s June 16, 2003 employment agreement pursuant to which Mr. Champion assumed the additional responsibilities of Chief Operating Officer. Pursuant to Mr. Champion’s employment agreement, as amended, Mr. Champion received an annual salary of $440,000 for the twelve months ended June 15, 2004, with 6% annual increases over the remaining term of the employment agreement. In addition, Mr. Champion is eligible to receive an annual bonus to be determined by the Board in its discretion and based on attaining certain profitability goals. Upon execution of the June 16, 2003 employment agreement, Mr. Champion received 950,000 stock options at an exercise price of $2.23, all of which immediately vested. Mr. Champion also receives a $750 per month car allowance and $60,000 duplicative living expenses per contract year. The employment agreement also provides that in the event of a change of control, as defined in the employment agreement, Mr. Champion would receive a special achievement bonus of 750,000 stock options and a severance payment equal to three years of salary and bonus.

Gary W. Sproule
      Effective January 1, 2004, Mr. Sproule and Youbet entered into an employment agreement pursuant to which Mr. Sproule agreed to serve as Senior Vice President, Operations of Youbet. Effective as of August 1, 2005, Mr. Sproule and Youbet entered into the First Amendment to Mr. Sproule’s January 1, 2004 employment agreement pursuant to which Mr. Sproule agreed to assume the position of Chief Financial Officer. Mr. Sproule’s employment agreement, as amended, will terminate two years after either Youbet or Mr. Sproule provide notice to the other of their intention to terminate the agreement. Under his employment agreement, Mr. Sproule’s annual salary was $300,000 during the first year, $325,000 during the second year and will be $325,000 during each subsequent year. Upon execution of the January 1, 2004 employment agreement, Mr. Sproule received 300,000 stock options at an exercise price of $2.49, all of which immediately vested. In addition, Mr. Sproule is eligible to receive an annual bonus to be determined by the Board in its discretion and based on attaining certain profitability goals. Mr. Sproule also receives a $750 per month car allowance and reimbursement for personal financial consulting services up to $10,000.

Charles Bearchell
      Effective March 29, 2004, Mr. Bearchell and Youbet entered into an employment agreement pursuant to which Mr. Bearchell agreed to serve as Senior Vice President of Finance of Youbet. On May 11, 2004, the Board appointed Mr. Bearchell Chief Financial Officer of Youbet. Effective July 31, 2005, Mr. Bearchell resigned as Youbet’s Chief Financial Officer. Mr. Bearchell’s employment agreement provided for Mr. Bearchell to receive an annual salary of $180,000. Mr. Bearchell was also eligible to receive an annual bonus to be determined by the Board in its discretion and based on attaining certain profitability goals. Mr. Bearchell received a $600 per month car allowance. Upon Mr. Bearchell’s resignation, he received a severance payment equal to one year of his annual salary.

Comparison of Cumulative Total Returns
      The chart below compares the performance of Youbet’s common stock with the performance of the Nasdaq Stock Market Index and a peer group index by measuring the changes in common stock prices from December 31, 2000 through December 31, 2005. Pursuant to the SEC’s rules, we created a peer group index with which to compare our own stock performance since a relevant published industry or line-of-business index does not exist. We have selected a grouping of companies that have lines of business similar to its own. All of the companies included in the peer group index are also engaged in other businesses in which Youbet does not participate. The common stocks of the following companies have been included in the Peer Group Index: Churchill Downs, Inc., Magna Entertainment Corp. and Gemstar-TV Guide International, Inc. The chart assumes $100 was invested on December 31, 2000 in Youbet’s common stock and in each of the foregoing indices. The stock performance shown on the graph below is not necessarily indicative of future price performance.

	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005

Youbet.com. Inc.	$100.00	$95.65	$134.78	$505.80	$666.67	$644.93

Nasdaq Stock Market Index	100.00	69.75	47.64	74.52	74.38	83.16

Peer Group Index	100.00	75.78	51.14	54.27	59.57	58.76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

UT Group LLC
      On February 10, 2006, Youbet, through its wholly-owned subsidiary, UT Gaming, Inc., acquired from UT Group LLC all of the issued and outstanding stock of United Tote Company. As partial consideration for its acquisition of United Tote, Youbet issued to UT Group 2,181,818 shares of its common stock. Pursuant to the terms of a stockholder rights agreement between Youbet and UT Group, Youbet agreed to file a shelf registration statement to register UT Group’s Youbet stock for resale and to have such registration statement declared effective by the Securities and Exchange Commission no later than June 9, 2006. Youbet filed a shelf registration to register the UT Group shares on April 2, 2006, and the SEC declared the UT Group shelf registration effective on May 2, 2006.
      Under the stockholder rights agreement, the shares of Youbet stock issued to UT Group are subject to a make-whole provision pursuant to which Youbet will pay UT Group a one-time cash payment equal to the amount by which $5.50 exceeds the weighted average trading price of Youbet’s common stock for the five trading-day period ending on February 9, 2007, multiplied by the number of shares delivered by Youbet and then held by UT Group on February 9, 2007. The stockholder rights agreement allows Youbet to cause UT Group to sell some or all of its Youbet stock on or prior to February 9, 2007 at prices below $5.50 per share, provided that Youbet pays UT Group the difference between $5.50 per share and the price per share at which UT Group was forced to sell its shares, multiplied by the number of shares sold by UT Group at Youbet’s request. These make-whole provisions terminate if the trading price of Youbet’s common stock meets or exceeds $6.15 per share for any three consecutive trading days during which the resale shelf registration is effective and available for use, or if UT Group sells more than 352,700 shares in any five consecutive trading days.
      In addition, Youbet issued to UT Group three unsecured promissory notes with an aggregate principal amount of $10.2 million. The first promissory note has a principal amount of $5.2 million, matures on February 9, 2007, and bears interest at 5.02% per annum, which interest is payable on a quarterly basis beginning May 31, 2006. If Youbet receives any “excess capital” (as defined in the note), Youbet is required to prepay the principal and interest on the note in the amount of such excess capital.
      The second promissory note has a principal amount of $1.8 million, matures on February 8, 2008, and bears interest at 5.02%, which interest is payable at maturity. The terms of the $1.8 million note are substantially similar to those of the $5.2 million note, except that: (i) Youbet is not required to make a mandatory “excess capital” prepayment under the $1.8 million note until the $5.2 million note has been paid in full, but no earlier than March 9, 2007; and (ii) Youbet may set off from the amount it owes under this note a maximum of $1.0 million under certain circumstances involving the chief executive officer of United Tote and/or the chief operating officer of United Tote pursuant to a management retention agreement.
      The third promissory note has a principal amount of $3.2 million, matures on February 8, 2008 and bears interest at 5.02%, which interest is payable at maturity. The terms of the $3.2 million note also are substantially similar to those of the $5.2 million note, except that: (i) Youbet is not required to make a mandatory “excess capital” prepayment under the $3.2 million note until both the $5.2 million note and the $1.8 million note have been paid in full, but no earlier than June 11, 2007; and (ii) Youbet may set off from the amount it owes under this note any loss suffered by Youbet for which it is entitled to indemnification under the stock purchase agreement.
      None of the promissory notes can be transferred without Youbet’s consent. Also, each promissory note contains customary events of default and provides that, upon the occurrence of certain events of default, Youbet will be required to pay default interest of 11.02% per annum until the event of default is cured or until the note is paid in full.

David Marshall, Inc.
      Effective February 1, 2005, David Marshall, Inc. (DMI) and Youbet entered into a First Amended and Restated Services Agreement. Youbet has engaged DMI to retain the consulting services of David Marshall, who currently serves as the Vice Chairman of the Board of Directors of Youbet. Pursuant to the Services Agreement, Mr. Marshall has agreed to provide Youbet with consulting services in the areas of strategic planning and partnering, business development, business operations, investor relations and such other areas as DMI and Youbet may agree. In exchange for Mr. Marshall’s services, Youbet (i) paid DMI a one-time renewal fee of $175,000 and will pay an annual base fee of $275,000 (subject to annual six percent (6%) increases), and (ii) provides Mr. Marshall with certain other benefits consistent with those given to Youbet’s senior management, such as a monthly automobile allowance and coverage under Youbet’s health and group life insurance plans. DMI will also be entitled to receive additional incentive payments (i) based upon a percentage of “Net Revenues” (as defined in the Services Agreement) collected by Youbet in connection with contracts or projects initiated by, closed with the material assistance of, or for which material assistance was provided by, Mr. Marshall, and (ii) equal to one percent (1%) of any debt or equity investment sourced directly through Mr. Marshall. The Services Agreement expires on January 31, 2008; provided, however, that the Services Agreement will renew automatically for successive one year terms until DMI or Youbet delivers a termination notice to the other party. The agreement also contains certain termination provisions that specify the payments to be made to DMI upon the death or disability of Mr. Marshall or any termination of the Services Agreement for “good reason” or with or without “cause” (as such terms are defined in the Services Agreement).

	Year	Annual Fee	Renewal Fee	Other

David Marshall, Inc.	2005	$271,917	$175,000	$24,086	(1)

(1)	Consisted of $8,250 for automobile allowance and $15,836 for medical and life insurance.

Governor James Edgar
      In June 2002, Youbet entered into a three year Consulting Agreement with Governor James Edgar to provide political and legislative advice as directed by the Chief Executive Officer. In consideration, Mr. Edgar received options to purchase up to 60,000 shares of common stock at an exercise price of $0.50 per share, vesting ratably over 36 months with a ten-year term.
      For a description of certain agreements between Youbet and certain current Board members and executive officers, see “Compensation of Executive Officers — Employment and Severance Agreements” above.

PROPOSALS TO BE VOTED UPON
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      The Board has nominated the following eight persons for election as directors of Youbet: Charles F. Champion, David M. Marshall, Gary Adelson, Joseph F. Barletta, R. Douglas Donn, James Edgar, Steven C. Good and F. Jack Liebau. All of these directors will serve for a term of one year or until such director’s successor is elected and qualified.
      The persons named in the proxy will vote FOR these nominees, except where authority has been withheld as to a particular nominee.
      The eight nominees for director who receive the most votes from those shares present or represented at the meeting will be elected. The nominees have consented to being named in this proxy statement and to serve their terms if elected. If the nominees should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons appointed as proxies for any substitute designated by the Board of Directors of Youbet.
      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THESE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY.
PROPOSAL NO. 2
APPROVAL OF AN AMENDMENT TO THE YOUBET.COM, INC. EQUITY INCENTIVE PLAN
      At the 2005 Annual Meeting of Stockholders, Youbet’s stockholders adopted the Youbet.com, Inc. Equity Incentive Plan (the Equity Incentive Plan). As of March 31, 2006, there were 228,423 shares of common stock available for issuance under the Equity Incentive Plan. The Board of Directors has approved an amendment to the Equity Incentive Plan to increase the aggregate number of shares authorized for issuance by 2,500,000 subject to approval by Youbet’s stockholders at the 2006 Annual Meeting of Stockholders. This amendment also clarifies the scope of the restrictions on repricing stock options and stock appreciation rights under the Equity Incentive Plan. We firmly believe that a broad-based stock incentive program is a necessary and powerful employee incentive and retention tool that benefits all of Youbet’s stockholders.
      The following summary of certain major features of the Equity Incentive Plan is subject to the specific provisions contained in the full text of the Equity Incentive Plan, which was filed with the SEC but is not included as part of the proxy materials mailed to stockholders. A copy of the amendment to the Equity Incentive Plan to increase the number of shares available for issuance under the Equity Incentive Plan was filed with the SEC as an appendix to this proxy statement and also is not included as part of the proxy materials mailed to stockholders. You may access a copy of this proxy statement and the amendment to the Equity Incentive Plan by visiting the Securities and Exchange Commission’s website, www.sec.gov. A printed copy of the Equity Incentive Plan and the amendment to the Equity Incentive Plan may be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.
      Purpose. The purpose of the Equity Incentive Plan is to promote the long-term success and enhance the value of Youbet by attracting, motivating and retaining directors, officers, employees and consultants of Youbet and its affiliates through the use of competitive long-term incentives which are tied to shareholder value.
      Administration. The Equity Incentive Plan is administered by the Compensation Committee appointed by the Board of Directors. The Compensation Committee has sole discretion, subject to the limitations in the Equity Incentive Plan, to determine all questions of interpretation of the Equity Incentive Plan, as well as, to determine who the awards will be made, the amounts and types of awards to be made, and the terms, conditions and limitations applicable to each award. The Committee may delegate its authority to approve certain awards.

      Number of Awards Authorized Under the Equity Incentive Plan. The Equity Incentive Plan permits the Compensation Committee to grant awards of stock options, restricted stock, performance awards, dividend equivalents, deferred stock, stock appreciation rights and bonus and other stock-based awards; however, the number of awards other than stock options and stock appreciation rights (including stock options and stock appreciation rights with performance compensation features) is limited to 100,000 shares in the aggregate. The Board of Directors has approved, subject to stockholder approval, an additional 2,500,000 shares of common stock to be reserved for issuance under the Equity Incentive Plan. If this proposal is approved, the maximum number of shares which may be issued under the Equity Incentive Plan shall be 11,750,000 shares, which includes 9,250,000 shares previously authorized for issuance under the Equity Incentive Plan, of which 9,021,577 options have been issued as of March 31, 2006. In order to facilitate approval of this proposal and assuage any stockholder concerns regarding the number of awards Youbet intends to grant in a given year, the Board of Directors commits to Youbet’s stockholders that for the next three fiscal years it will not grant (whether under the Equity Incentive Plan or under other plans not approved by stockholders), in any fiscal year, awards representing a number of shares greater than 2.22%, which is the average annual rate for companies in Youbet’s Standard & Poor’s industry grouping, of the number of shares of Youbet’s common stock which Youbet believes will be outstanding at the end of that fiscal year. The number and types of shares available for awards may be adjusted by the Compensation Committee, subject to the limitation on awards other than stock options or stock appreciation rights, in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or similar corporate event.
      Eligibility to Receive Awards. Employees of Youbet and its affiliates, Youbet’s non-employee directors, and consultants, advisors and other persons who render services to Youbet or its affiliates are eligible for awards under the Equity Incentive Plan. Independent contractors are not eligible to receive incentive stock options. This group of eligible participants currently consists of approximately 90 individuals.
      Options. The Compensation Committee may award incentive stock options (which carry special income tax benefits under Section 421 of the Internal Revenue Code) or nonqualified stock options. The exercise prices of the shares subject to each option is set by the Compensation Committee, but may not be less than the fair market value of a share of the Company’s common stock on the date of its grant. Options granted under the Equity Incentive Plan are exercisable at the times and on the terms established by the Compensation Committee. The option exercise price must be paid in full in cash or its equivalent at the time of the exercise. The Compensation Committee also may permit payment of the option exercise price by the tender of previously acquired shares of Youbet stock (which has been held at least six months) or such other legal consideration which the Compensation Committee determines to be consistent with the Equity Incentive Plan’s purpose and applicable law. No participant may be granted an award of more than one million options in any calendar year.
      Restricted Stock. The Compensation Committee may award restricted stock under which recipients receive shares of common stock, and their rights to retain the shares of stock vest in accordance with terms established by the Compensation Committee. The Compensation Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon continued employment with Youbet and/or the achievement of specific performance goals. The Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any such restrictions, and may issues shares without any restrictions.
      Stock Appreciation Rights. The Compensation Committee may award a stock appreciation right or SAR. A SAR generally is a right to receive payment in cash or common stock equal to the appreciation in a share of stock. The Compensation Committee has complete discretion to determine the number of SARs granted to any recipient and the terms and conditions of such SARs. However, the grant price of the SAR must be no less than the fair market value of a share of Youbet’s common stock on the date of grant.
      Performance Shares. The Compensation Committee may award performance shares which are payable to the recipient, at the discretion of the Compensation Committee, in cash, common stock, or a combination thereof, upon the attainment of certain specified performance goals. The number and/or value of performance shares that will be paid out to a participant will depend upon the extent to which performance goals established by the Compensation Committee are satisfied. The Compensation Committee also may waive the achievement of any performance goals for such performance share. Performance criteria may be any of the following: net revenue, total revenue, handle, economic value-added operating income before provisions for LIFO accounting, taxes, contributions to Youbet’s profit sharing plan and executive bonuses; cash flow return on investment; sales revenue; operating cash flow; pre-tax earnings; earnings; profit; earnings before taxes; earnings before interest, depreciation, taxes and amortization; working capital; return on equity; net income; operating income; revenue; earnings per share and stock price, stock price/earnings; return on assets (or total assets); return on earnings assets; operating expenses; selling, general and administrative expenses; inventory (or inventory turnover); debt; profit margin (net income/sales); accounts receivable (accounts receivable turnover, collection periods); write-offs; cash; cost of goods sold; liquidity (current assets/current liabilities); and debt to equity ratio.
      Other Awards. The Compensation Committee may award bonuses payable in shares of stock and other stock and other stock-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to the common stock, such as deferred stock or dividend equivalents. The Compensation Committee, in its sole discretion, shall determine the terms and conditions of the awards, which could include performance criteria. No participant may be granted stock-based awards, other than options, involving more than one million shares in any calendar year.
      Nontransferability of Awards. Awards granted under the Equity Incentive Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, except that awards other than incentive stock options may be transferred to a participant’s family for estate planning purposes. In addition, a participant may designate one or more beneficiaries to exercise vested awards following his or her death.
      Estimate of Benefits. The following table sets forth the number of stock options that will be awarded to non-employee directors if all director nominees are duly elected at the Annual Meeting and if each non-employee director receives 15,000 options as part of his annual director compensation. For more information regarding non-employee director stock option awards, see “Director Compensation” on page 15. While additional awards will be made under the Equity Incentive Plan to Youbet employees, including executive officers, the Compensation Committee has not approved the amounts or terms of any such awards as of the date of this proxy statement.
Youbet.com, Inc. Equity Incentive Plan

Name and Position	Number of Options

All Non-Employee Directors (6 persons)	90,000
      Neither the Board nor the Compensation Committee will amend the Equity Incentive Plan to permit a transaction that would have the effect of repricing a stock option or SAR without obtaining stockholder approval of such amendment. For this purpose, “repricing” means any transaction that would have the effect of repricing a stock option or SAR under applicable financial accounting standards or, with respect to underwater stock options, the cancellation of such options in exchange for replacement options or a buyout of underwater stock options for cash.
      Tax Aspects. Under current federal income tax laws, the typical tax consequences of participation in the Equity Incentive Plan are as follows: (i) a recipient of a stock option or SAR will not recognize taxable income upon the grant of the option. For SARs and options other than incentive stock options, the recipient will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be eligible for capital gain or loss treatment; (ii) the purchase of shares upon exercise of an incentive stock option generally will not result in any taxable income to the recipient, except for purposes of the alternative minimum tax. Gain or loss recognized by the recipient on a later sale or other disposition of shares acquired through exercise of the option will be treated either as long-term capital gain/loss or ordinary income depending upon whether the recipient holds the shares for a specified period

(generally 12 months); (iii) unless the recipient elects to recognize ordinary income at the time of receipt of a restricted stock award, the recipient will not recognize taxable income upon the receipt of the award, but at the time the award vests will recognize ordinary income equal to the fair market value of the shares at the time of vesting; (iv) at the discretion of the Compensation Committee, the plan allows a recipient to satisfy withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares of common stock withheld, or by delivering to Youbet shares already owned (and held at least six months), having a value equal to the amount required to be withheld; (v) Youbet will be entitled to a tax deduction in connection with an award under the plan in an amount equal to the ordinary income realized by the recipient at the time the recipient recognizes such income.
      The closing market price of Youbet’s common stock as reported on the Nasdaq Capital Market on May 9, 2006 was $5.23 per share.
      The affirmative vote of a majority of the total votes cast on the proposal to amend the Equity Incentive Plan is required in order to approve the amendment to the Equity Incentive Plan.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE YOUBET.COM, INC. EQUITY INCENTIVE PLAN.
STOCKHOLDER PROPOSALS
      If you wish to submit proposals to be included in Youbet’s 2007 proxy statement, Youbet must receive your proposals on or before April 26, 2007. Please address your proposals to Youbet’s Secretary at Youbet.com, Inc., 5901 De Soto Avenue, Woodland Hills, California 91367. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. In addition, Youbet’s Bylaws provide that any stockholder proposals, including nominations of directors, may be considered at a stockholders meeting, only if written notice of the proposal is delivered to Youbet not less than 50 nor more than 90 days in advance of the meeting. Any stockholder wishing to submit a proposal at the 2007 annual meeting should contact the Secretary of Youbet after March 1, 2007 to obtain the actual meeting date and proposal deadlines. A stockholder’s notice to Youbet with respect to proposals for a meeting shall set forth as to each matter the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting;

•	the stockholder’s name and address as they appear on Youbet’s books;

•	the class and number of shares of common stock that are beneficially owned by such stockholder; and

•	any material interest of the stockholder in such proposal.
      For the procedural requirements for stockholders submitting director nominees for consideration, see “Information About the Board of Directors, Board Committees and Director Compensation — Committees of the Board of Directors — Nominating and Corporate Governance Committee” above.
FORWARD-LOOKING STATEMENTS
      This proxy statement contains certain forward-looking statements. Statements containing expressions such “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “potential”, “continue” or “pursue”, or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the SEC are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in Youbet’s annual report on Form 10-K for the year ended December 31, 2005. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; the successful integration of acquisitions; our ability to secure additional sources of financing; our ability to control operating expenses; our ability to successfully integrate recent acquisitions, our ability to retain our customers, the risk of damage to our computer systems, increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; and a decline in the general economy. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

By Order of the Board of Directors,

Scott Solomon
Corporate Secretary
Woodland Hills, California
May 12, 2006

Appendix A
YOUBET.COM, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 15, 2006
PROXY VOTING INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- or -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m., New York time on June 14, 2006.
COMPANY NUMBER

ACCOUNT NUMBER

The undersigned stockholder acknowledges receipt of the Notice of the 2006 Annual Meeting of Stockholders and the related proxy statement and hereby appoints Charles F. Champion and Gary W. Sproule, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common stock of Youbet.com, Inc. (the “Company”) at the 2006 Annual Meeting of Stockholders to be held at the Company’s headquarters office located at 5901 De Soto Avenue, Woodland Hills, California 91367, on June 15, 2006, at Noon, Pacific Time, and at any adjournments or postponements thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTORS NOMINATED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   X  .
1.	The Board of Directors has nominated the following eight persons for election as directors of the Company. All of these directors will serve for a term of one (1) year or until such director’s successor is elected and qualified.

NOMINEES
For All Nominees	Charles F. Champion

Withhold Authority for All Nominees	David M. Marshall

For All Except	Gary Adelson

(See instructions below)	Joseph F. Barletta

R. Douglas Donn

James Edgar

Steven C. Good

F. Jack Liebau

INSTRUCTION: to withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the space next to each nominee you wish to withhold, as shown here:  X  .
2.	To approve the amendment to the Youbet.com, Inc. Equity Incentive Plan:
     ___For
     ___Against
     ___Abstain
3.	In their discretion, upon such other matters as may properly come before the meeting.
To change the address on your account, please check the box at right and indicate your new address in the address space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method.      ___
Stockholder’s Signature
Please sign, date and return this proxy card in the envelope enclosed. This proxy card will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of all nominees in Item 1, for the approval of the amendment to the Youbet.com, Inc. Equity Incentive Plan in Item 2 and will grant discretionary authority pursuant to Item 3. This proxy will revoke all prior proxies signed by you.
Signature of Stockholder ______________________ Date: ______________________
Signature of Stockholder ______________________ Date: ______________________
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Appendix B
CHARTER OF THE AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS
OF
YOUBET.COM
Adopted as of March 7, 2006
There shall be a committee of the Board of Directors (the “Board”) of Youbet.com, Inc. (the “Company”) known as the Audit Committee (the “Committee”). This charter governs the operations of the Committee.
Organization
The Committee shall be appointed by the Board and shall comprise at least three directors, each of whom shall satisfy the applicable independence, financial literacy and experience requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”) and any other applicable legal or regulatory requirements. The members of the Committee shall serve on the Committee until they resign or their successors shall be duly appointed and qualified. If a member of the Committee simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and disclose such determination in the Company’s annual proxy statement. Unless a Chair is appointed by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.
All members of the Committee shall be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. At least one member of the Committee shall (i) be an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K as promulgated by the Securities and Exchange Commission (“SEC”), or (ii) have past employment experience in finance or accounting or any other comparable experience or background which results in that member’s financial sophistication.
No member of the Committee shall accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or its subsidiaries other than in his or her capacity as a member of the Board, of the Committee or of any other committee of the Board, or in the form of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided such amounts are not contingent in any way on continued service.
Statement of Policy
The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the Company’s financial statements and the financial reporting process, the systems of internal control over financial reporting, any internal audit function, the annual independent audit of the Company’s financial controls, and the annual independent audit of the Company’s financial statements, and ethics programs as established by management and the Board.
It is the responsibility of the Committee to maintain free and open communication between the Committee, Independent Auditors (as defined below), the internal auditors (if applicable) and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other experts for this purpose.
Responsibilities and Duties
The primary responsibility of the Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the financial statements of the Company. Management is responsible for preparing the Company’s financial statements and the Independent Auditors are responsible for auditing such financial statements. The Committee shall have a clear understanding with management and the Independent Auditors that the Independent Auditors are ultimately accountable to the Committee, as representatives of the Company’s stockholders.
The following shall be the principal recurring duties of the Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.
•	The Committee shall have the direct responsibility for the appointment, compensation, retention (with subsequent submission to the Company’s stockholders for ratification) and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (the “Independent Auditors”), and be the governance body to which the Independent Auditors must report directly.

•	From time to time as it deems necessary or appropriate, the Committee shall report to the Board to review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditors or the performance of the internal audit function.

•	The Committee is responsible for ensuring the Independent Auditors’ independence by discussing with the Independent Auditors their independence from management, requiring that the Independent Auditors submit a formal written independence letter at least annually, and monitoring disclosed relationships or services that may impact objectivity or independence.

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•	The Committee shall discuss with the Independent Auditors the overall scope and plans for their audit including the adequacy of staffing and compensation, as well as any other matters required to be discussed by any applicable rule or regulation. Also, the Committee shall discuss with management and the Independent Auditors the adequacy and effectiveness of the Company’s internal control over financial reporting, as well as the Company’s system to monitor and manage business risk and ethical compliance programs.

•	The Committee shall review with management and the Independent Auditors the interim financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Quarterly Report on Form 10-Q or Form 10-QSB, as appropriate. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the Independent Auditors under generally accepted auditing standards. Two members of the Committee may represent the entire committee for the purposes of this review.

•	The Committee shall review with management and the Independent Auditors the financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of the Company’s Annual Report on Form 10-K or Form 10-KSB, as appropriate (or the annual report to stockholders if distributed prior to the filing of Form 10-K). This review shall include their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the Independent Auditors under generally accepted auditing standards.

•	The Committee shall recommend to the Board whether, based on the Committee’s review of the audited financial statements and its discussions with management and the Independent Auditors, such audited financial statements should be included in the Company’s annual report on Form 10-K or 10-KSB, as appropriate.

•	The Committee shall comply with applicable pre-approval and disclosure requirements for audit services and non-audit services provided by any auditors, as required by Section 10A of the Securities Exchange Act of 1934, as amended (the “Act”).

•	The Committee shall assure the regular rotation of the lead audit partner and compliance with the conflicts of interest requirements of Section 10A of the Act.

•	The Committee shall obtain the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discuss with the independent accountant the independent accountant’s independence.

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•	The Committee shall discuss with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as may be modified or supplemented.

•	The Committee shall review any reports required to be delivered to the Committee by any of the Company’s registered public accounting firm(s) pursuant to Section 10A of the Act.

•	The Committee shall review (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the Independent Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	The Committee shall prepare the Audit Committee report required by the SEC to be included in the Company’s annual proxy statement. Such report shall state the name of each member of the Committee and whether the Committee has (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as may be modified or supplemented; and (iii) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence.

•	The Committee shall consider and approve or disapprove any and all transactions involving the Company and any director, executive officer, senior financial officer or any related party and other questions of actual and potential conflicts of interest or appearances of impropriety of or involving the Company’s directors, executive officers or senior financial officers or any related party as they may arise, from time to time, and, when determined to be necessary or appropriate, issue to a director, executive officer or senior financial officer instructions on how to conduct himself/herself in such matters so as to ensure that the best interests of the Company are protected. In considering all such matters, the Committee shall consider at least the following: (i) whether or not the relationship or transaction is on terms and conditions not materially less favorable to the Company than could be obtained from an independent third party (including, if determined necessary or appropriate, obtaining independent support for such conclusion); (ii) the reasons for and the benefits obtainable by the Company from such relationship or transaction; (iii) the impact of such relationship or transaction on the director’s or officer’s ability to continue to serve the best interests of the Company; and (iv) anticipated stockholder reaction to such relationship or transaction. The

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Committee shall ensure that all approved related party transactions or other actual and potential conflicts of interest or appearances of impropriety, to the extent determined material, are properly disclosed to the Company’s stockholders in accordance with the applicable rules and requirements of the SEC and NASDAQ.

•	The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by Company employees and others of concerns regarding questionable accounting or auditing matters.

•	The Committee shall engage independent counsel and other advisers, as the Committee determines necessary to carry out its duties.

•	The Committee shall determine the level of appropriate funding for the Committee to (i) compensate to any registered accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensate to any advisers employed by the Committee and (iii) pay ordinary administrative expenses of the Committee that are necessary or appropriate to carry out its duties; and communicate such funding amount to the Board as necessary for funding purposes.

•	The Committee shall annually review and reassess the adequacy of this Charter and make recommendations to the Board, as conditions dictate, to update this Charter.

•	The Committee shall perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Board may delegate to the Committee.
Performance Evaluation
     The Committee shall complete an annual evaluation of the Committee’s performance.
Disclosure of Charter
     This Charter will be made available on the Company’s website and filed with the Company’s Proxy Statement every three years, or more frequently as required by the applicable rules and regulations of the SEC and NASDAQ.

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Appendix C
Amendment Number One
To The
Youbet.com, Inc. Equity Incentive Plan
Pursuant to the power reserved to the Board of Directors of Youbet.com, Inc. (the “Company”) under Section 13.1 of the Youbet.com, Inc. Equity Incentive Plan (the “Plan”), the Plan hereby is amended to increase the number of shares available for grant under the Plan and to clarify the Plan’s provisions on repricing stock options and stock appreciation rights as follows:
1.
Section 4.1 of the Plan, entitled “Shares Subject to the Plan,” shall be amended by deleting the first sentence thereof and by substituting in its place the following:
Subject to adjustment as provided in Section 5.2, the maximum number of Shares which may be issued under the Plan shall be Eleven Million, Seven Hundred Fifty Thousand (11,750,000) Shares, which includes Nine Million, Two Hundred Fifty Thousand (9,250,000) Shares authorized for issuance prior to the June 15, 2006 amendment to the Plan.
2.
Section 13.1 of the Plan, entitled “Amendment,” shall be clarified by deleting the last sentence thereof and by substituting in its place the following:
The Board shall not amend the Plan to permit a transaction that would have the effect of repricing an Option or Stock Appreciation Right without obtaining shareholder approval of such amendment. For this purpose “repricing” means (i) any transaction that would have the effect of repricing an Option or Stock Appreciation Right under applicable financial accounting standards, or (ii) with respect to an Option or a Stock Appreciation Right with an exercise price equal to or greater than the fair market value of the underlying stock, either the Company’s cancellation of such Option or Stock Appreciation Right in exchange for another Award or the Company’s purchase of such Option or Stock Appreciation Right for cash.
3.
This Amendment Number One to the Plan shall be effective as of June 15, 2006; provided, however, that the first amendment of this Amendment Number One is subject to approval by the shareholders of the Company at the annual meeting of stockholders of the Company scheduled for June 15, 2006.